Exhibit 23
                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Stockholders of
Peapod, Inc.:

     We consent to incorporation by reference in the registration statements (No. 333-35405 and No. 333-35445) on Forms S-8 of Peapod, Inc. of our reports dated February 5, 1999, related to the balance sheets of Peapod, Inc. as of December 31, 1998 and 1997, and the related statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and related financial statement schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Peapod, Inc.


                                                           /s/KPMG LLP

Chicago, Illinois
March 29, 1999